STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement ("Agreement") for manufacture, purchase, distribution and development is made and entered into as of this November 1, 2004, by and between Molecular Diagnostics, Inc., a Delaware corporation ("MDI") and Lab Vision Corporation ("Lab Vision").

RECITALS

A. MDI is in the business of developing automated screening systems and proteomic assays for the detection, screening and diagnosis cancer.

B. Lab Vision possesses certain capabilities in the manufacture, promotion, marketing and distribution of laboratory cytology systems and in the research, development and supply of specific antibodies relating to screening for cancer.

C. The parties wish to enter into an agreement for the manufacture, purchase and distribution of MDI's Automated Image Proteomic System ("AIPS"), and to cooperate in the development and distribution of certain related products.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Manufacture by Lab Vision.** Lab Vision hereby agrees to manufacture MDI's AIPS in substantial compliance with the specifications and quality standards established by MDI, as described on Exhibit A-1 attached to this Agreement. Lab Vision shall maintain data, technical information and other information as required by law relating to the manufacture, safety and quality control of AIPS at its principal place of business and shall make such information available to MDI upon MDI's reasonable request provided

at least one week in advance. Prior to Lab Vision's commencement of the manufacture of the AIPS, MDI shall provide a prototype of the system to Lab Vision. MDI shall own the specifications provided to Lab Vision for the manufacture of the AIPS. Additional terms with respect to the actions contemplated by this Section 1 are described in Schedule 1 attached hereto.

2. **Manufacture For and Sale To MDI.** MDI agrees to have Lab Vision manufacture at least fifty (50) AIPS on behalf of and for MDI, at a per unit cost of $18,500.00 for each system (to be adjusted up or down to include actual material cost, actual direct labor (burdened) and Lab Vision manufacturing margin of $3,500), plus third party optical systems if specified at Lab Vision's then current cost plus 10% ("AIPS Manufacture Cost"). Upon execution of this Agreement, MDI shall issue a purchase order to Lab Vision for said systems. The first 10 such systems shall be delivered to MDI as and when required by MDI on or before January 31, 2005, and the remainder of MDI's initial order of 50 systems shall be delivered as and when required by MDI within two (2) years from the date of this Agreement based on quarterly release schedule provided by MDI. Lab Vision shall manufacture and deliver to MDI additional AIPS as and when required by MDI, at the AIPS Manufacture Cost. MDI shall have the exclusive right to market, distribute and sell the AIPS during the term of this Agreement into the cytology market (the "MDI Exclusive Market") and shall have the co-exclusive right with Lab Vision, as more specifically described below, to market, distribute and sell the AIPS during the term of this Agreement into markets other than the Lab Vision Exclusive Markets. Additional terms with respect to the actions contemplated by this Section 2 are described in Schedule 2 attached hereto.

3. **Purchase by Lab Vision; Distribution.** Lab Vision shall have the exclusive right to market, distribute and sell the AIPS during the term of this Agreement into the histology and the immunohistochemistry markets (the "Lab Vision Exclusive Market") and shall have the co-exclusive right with MDI to market, distribute and sell the AIPS during the term of this Agreement into markets other than MDI Exclusive Market. Subject to MDI's compliance with Section 4 below and in addition to those deliverable to MDI under Section 2 above, Lab Vision further agrees that it shall purchase from MDI twenty-five AIPS for distribution to third parties at a cost per unit equal to the AIPS Manufacture Cost plus an MDI margin of $5,000 ("AIPS Resale Cost"). Lab Vision shall execute a purchase order for the AIPS at the AIPS Resale Cost, and, Lab Vision shall have the right to test MDI's design of the AIPS for a 60 days test period before accepting same. Additional terms with respect to the actions contemplated by this Section 3 are described in Schedule 3 attached hereto.

4. **Software Development.** Upon the execution of this Agreement, Lab Vision agrees to provide a purchase order to MDI for the development by MDI of unique image analysis software to run on the Lab Vision AIPS platform in substantial compliance with the specifications and quality standards established by Lab Vision, as described on Exhibit C attached to this Agreement ("Software"). MDI shall work diligently to complete and deliver the Software in accordance with such specifications on or before a date that is 4 months from the date of the execution of this Agreement ("Software Delivery Date"). The Software is subject to final acceptance by Lab Vision. The source code, know-how, any pertinent software and hardware related to the Software and other intellectual property related to such Software ("Software IP") shall become the sole

property of Lab Vision. At the Software Delivery date, MDI shall transfer all right, title and interest to the Software IP to Lab Vision to enable Lab Vision to install such Software with the delivery of each AIPS to a Lab Vision customer. Upon the acceptance of the Software by Lab Vision and the transfer of the Software IP, MDI shall issue Lab Vision an invoice in the amount of $50,000, which shall be due and payable as provided in this Agreement. Additional terms with respect to the actions contemplated by this Section 4 are described in Schedule 4 attached hereto.

~~5. Antibodies. To enable the fu~~rther development of MDI's screening systems, Lab Vision shall supply MDI with antibodies developed by or for Lab Vision, specifically mono and polyclonal antibodies for cervical, ovarian, prostate, bladder and lung screening application ("Antibodies"). During the first six (6) months from execution date of this Agreement, Lab Vision shall provide a reasonable number of test samples of such Antibodies to MDI at no cost. When such Antibodies are deemed reasonably acceptable by MDI, MDI shall purchase such Antibodies from time-to-time at Lab Vision's then-applicable standard OEM bulk pricing (but in no event shall the price offered to MDI exceed the price then offered to unrelated third parties or be less than 50% discount from the then current list price). Additional terms with respect to the actions contemplated by this Section 5 are described in Schedule 5 attached hereto.

6. **Automated Slide Staining System.** Lab Vision possesses certain technology related to automated staining of slides, commonly called Autostainers 360 and 480 ("Autostainers"). MDI agrees to market as a bundled product, subject to applicable law, but only in MDI Exclusive Market outside of North American, such Autostainers together with the applicable reagents via Lab Vision's distributors (who

shall handle all such orders), in exchange for 20% of the Net Selling Price for each such system sold. For purposes of this Section 6, "Net Selling Price" shall mean the amount paid to Lab Vision for each Autostainer, less all returns, taxes, freight, shipping and handling charges, fees charged or levied by third parties in relation to the sale (i.e., GPO administrative fees) and any and all applicable late fees or penalties paid by customer. Notwithstanding anything to the contrary contained in this Agreement, the sales contemplated by this Section 6 into MDI Exclusive Market shall not constitute a breach of this Agreement. Additional terms with respect to the actions contemplated by this Section 6 are described in Schedule 6 attached hereto.

7. **Proprietary Information.** The parties hereto agree to be bound by the terms of the Mutual Non-Disclosure Agreement attached hereto as Schedule 7.

8. **Marks.** Except as otherwise agreed to by the parties, and in particular as specified in Section 7 and Schedule 7, neither party is granted any rights pursuant to this Agreement to use the name, service mark and/or trademarks of the other.

9. **Term and Termination.** The initial term of this Agreement shall commence as of the date first written above and shall extend for a term of five (5) years thereafter, with automatic one year renewals unless terminated according to one or more of the following provisions:

A. At any time upon the mutual written agreement of both parties;

B. Subject to subsections E and F hereof, at the end of the first one-year term hereof, or any subsequent one-year term, by either party upon written notice of termination to the other party received not less than sixty (60) days prior to the expiration of any such anniversary term;

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C. Subject to subsections E and F hereof, by either party, following a material breach of this Agreement by the other party and the breaching party's failure to cure such breach within thirty (30) days of it receiving written notice of such breach; and

D. Subject to subsections E and F hereof, by either party upon the other party seeking an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction, a composition with or assignment for the benefit of creditors, or dissolution or liquidation.

E. Notwithstanding anything herein to the contrary, in the event of early termination of this Agreement for any reason except termination for cause by MDI pursuant to subsection C hereof, at the election of Lab Vision, MDI shall (i) purchase at least 50 AIPS from Lab Vision as described in Section 2 hereof; or (ii) fully compensate Lab Vision for its development expenses and all other related costs reasonably incurred by of for Lab Vision in connection with the manufacture of the AIPS as described in Section 1 hereof. This obligation shall survive termination of this Agreement.

F. Notwithstanding anything herein to the contrary, in the event of early termination of this Agreement for any reason except termination for cause by Lab Vision pursuant to subsection C hereof, Lab Vision shall purchase at least 25 AIPS from MDI pursuant to the terms of Section 3 hereof. This obligation shall survive termination of this Agreement.

10. **Relationship of Parties.** MDI and Lab Vision are and shall be independent contractors to one another, and nothing herein shall be deemed to create an

agency, partnership, or joint venture between the parties. Neither party nor any of their respective agents or employees shall be deemed to be the representative, employee or agent of the other party for any purpose whatsoever

11. **Modifications, Amendments, Waivers.** This Agreement may not be modified or amended, except by an instrument in writing signed by duly authorized officers of both parties. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by a duly authorized officer of the other party. The waiver by either party of a breach of any obligation of the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement, nor a waiver by that party of its right at any time thereafter to require strict compliance with all terms and conditions of this Agreement.

12. **Exclusion of Consequential Damages.** Except as provided in Section 9(E) hereof, in no event shall either party be liable to the other party or its successors or assigns, for any indirect, special, incidental of or consequential damages, including, without limitation, penalties (including administrative penalties); special, exemplary or punitive damages; damages for lost profits, business, revenues or goodwill; loss of use of equipment or property; cost of capital, facilities or services; downtime, shut-down or slowdown costs; spoilage of material; or for any other types of damage to property or economic loss. All of the limitations contained in this Section 12 shall apply to claims of MDI's customers or any third party, and any and all claims asserted hereunder by a party directly or for indemnity or contribution.

13. **Severability.** In the event any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

14. **Assignment; Subcontracting.** Neither party may transfer, assign, delegate or subcontract its duties hereunder without the express written consent of the other party. Any attempt by either party to delegate any of its duties or to assign any of its rights or obligations hereunder without such written consent shall be null and void.

15. **Binding Effect.** This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and permitted assigns.

16. **Governing Law.** This Agreement shall be construed and enforced in accordance with the substantive laws of the State of California, without regard to its conflict of laws provisions.

17. **Arbitration.** Any and all disputes between the parties with respect to the subject matter hereof shall be submitted to binding arbitration in San Francisco, California, in accordance with the then existing rules of the American Arbitration Association.

18. **Notices.** All notices, requests, payments, instructions, or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (1) delivered personally, upon delivery; (2) mailed by registered or certified mail, return receipt requested, postage prepaid, effective three business days after mailing; (3) sent by a reputable, established courier service that guarantees next day delivery, the next business day, or (4) sent by facsimile or electronic

mail, effective upon receipt. Notices to each party shall be addressed as set forth below (or to such other address as the recipient party may have furnished to the sending party by one of the methods described above):

If to MDI, to:

Peter P. Gombrich
410 N. Orleans, Suite 510
Chicago, Illinois 60610
Phone: 312-222-9550
Fax: 312-222-9580
pgombrich@molecular-dx.com

If to Lab Vision, to:

Glenn Takayama
47790 Westinghouse Drive
Fremont, California 94539
Phone: 510-991-2828
Fax: 510-991-2826
gtakayama@labvision.com

19. **Counterparts.** This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

20. **Entire Agreement.** This Agreement and the Exhibits and Schedules attached hereto constitute the entire understanding and contract between the parties with respect to the subject matter hereof, and supersede any and all prior and contemporaneous representations, understandings and agreements, oral or written. In the event of a direct conflict between the terms of this Agreement and its Schedules or Exhibits, the terms of the Agreement shall control. Notwithstanding anything in this Agreement and the Exhibits and Schedules attached hereto, any term in any purchase order, invoice or acknowledgment that is inconsistent with any of the terms of this Agreement shall not be

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effective, it being understood that the terms of this Agreement and the Schedules take precedence in the event of any conflict or inconsistency.

21. **Press Release.** Neither party shall issue or cause to be issued any press release or public announcement or otherwise disclose the existence of this Agreement or the transactions contemplated hereby except as and to the extent that the other party and with respect to Lab Vision, its parent, agree in writing.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

MOLECULAR DIAGNOSTICS, INC.	LAB VISION CORPORATION
By: [signature]	By: [signature]
Name: Peter Gombrich	Name: Glenn Takayama
Title: Chairman	Title: President

EXHIBIT A

The AIPS manufactured by Lab Vision per MDI specifications and drawings (121003 – Top Level Assay; 120001 – Specs) shall consist of precision automated slide handling systems made up of the following major components:

(1) Cassette Turret [4 cassettes]*
(2) X,Y,Z linear stage with precision slide holder
(3) Base and Enclosure
(4) Electrons and Software
(5) Olympus BX-41 or BX61 (For Lab Vision) Frame with Manual Nosepiece
(6) Thales Optem Right Angle Camera Coupler

* Cassettes shall be provided as required by MDI at cost plus 15%

Optical components (not included) to be ordered separately are described on Exhibit B.

<u>Note</u>: The computer and software required is not provided, but shall be as described on Exhibit C.

EXHIBIT B

AIPS Workstation
Olympus BX41 (or BX61* for Lab Vision) Microscope Optical Components with Imaging Camera for Bright-field and Fluorescence Microscopy

Qty	Part No	Description	Unit price	Total
1	1-UB823	10X/0.40 UPLANAPO Objective	$1,813.00	$1,813.00
1	5-UR710	BX-RFA reflected light fluorescence illuminator	$2,973.00	$2,973.00
1	5-UL150	100W mercury lamp house	$1,229.00	$1,229.00
1	5-LB256	Power supply for 100W mercury lamp house	$1,553.00	$1,553.00
1	8-B192U	100 W Ushio mercury burner	$136.00	$136.00
1	5-UR810	Rectangular field stop	$555.00	$555.00
1	U-M61002	D/F/R filter cube	$1,500.00	$1,500.00
1	6-U111	Abbe condenser	$153.00	$153.00
1	5-UL1034	Lamp Housing & Socket 6V/30W Pre-centered	$26.00	$26.00
1	IN1120 or IN1420* for Lab Vision	Diagnostic Instruments Insight Fire-Wire 2MP Color Camera Diagnostic Instruments Insight Fire-Wire 4MP Color Camera	$2,856.75	$2,856.75
			TOTAL	$12,794.75+
			25% Distributor Discount (Qty 50)	$9,596.00+

* Option for Lab Vision

Exhibit C

AIPS Workstation Computer Requirements

PC Component	Minimum requirement	Comments
CPU	Dual processor PC with (2) Intel Xeon 2.0 GHz (or higher) CPUs	
Memory	256 MB	512 MB recommended.
Hard Disk	System drive: 18 GB (10K RPM SCSI or 7200 RPM ATA). Data drive: 250 GB or (2) 120 GB drives in RAID0 configuration (7200 RPM ATA)	Hard disk cache must be 8 MB or larger.
Video Card	AGP 4X (with 16 MB)	PCs with AGP shared memory architectures should not be used.
Monitor	17" color monitor or 15" LCD flat panel	Monitor or LCD flat panel (and video card) must support full color at 1024 x 768 or higher screen resolution.
Network	100 Base-T NIC	
CD ROM	16x CD-R/RW	
Serial Ports	USB and RS-232	PC should have at least two USB ports and one RS-232 port.
IEEE 1394 Ports	FireWire interface	PC (or installed adapter card) must have at least 2 IEEE 1394 ports.
Miscellaneous	3.5" floppy disk drive, PS/2 keyboard, PS/2 mouse with scroll wheel	

AIPS Workstation Computer Software Requirements

Software Component	Minimum requirement	Comments
Microsoft Windows 2000 Professional	Version 5.00.2195 with service pack 4	Windows XP Professional will be supported at a later date.
Internet Explorer 6	Version 6.0.2800.1106 with service pack 1	
MDAC	Version 2.8	
Insight Spot Camera Driver	Version 4.0.5	
Matrox MIL run-time library	Version 7.5	
PKZIP	Version 4.5 or above	
Roxio Easy CD Creator	Version 5.11 or above	

NOTE:

Software packages not explicitly listed above (except for MDI supplied software applications and utilities) should not be installed on the target PC. Any required operating system patches or security updates for the target PC will be specified in the

software installation instructions (and included on the setup CD-ROM). Finally, appropriate run-time licenses for all operating system and third-party software packages must be obtained prior to the installation of a PC at an end-user's facility.

SCHEDULE 1

AIPS Manufacturing Terms

Specifications and Quality Standards. MDI shall provide Lab Vision with all design specifications, quality standards and other information necessary to manufacture the AIPS (the "Specifications") in such forms as specified by Lab Vision. Such Specifications shall include any trademarks, service marks, logos or other marks of MDI ("MDI Marks") to be placed upon the Products to be purchased by MDI, and MDI grants Lab Vision the royalty-free right to use the MDI Marks as instructed. In the event of any alteration in the Specifications, the parties shall mutually agree upon (a) the amount of any increase or decrease in the AIPS Manufacture Cost; and (b) a revised schedule of delivery of the AIPS by Lab Vision.

Exclusivity. Lab Vision will be MDI's sole manufacturer of the AIPS for the term of the Agreement. Notwithstanding the foregoing, the Agreement is not intended to limit the number of AIPS that may be manufactured by Lab Vision hereunder. Each party reserves the right to maximize their respective sales of the AIPS hereunder, and the parties shall meet from time to time to forecast future sales.

Indemnity. If the Specifications supplied by MDI are likely to become the subject of a claim of infringement of a copyright, patent or other proprietary right, upon the election of Lab Vision, MDI shall, at its sole expense, either (a) procure for Lab Vision the right to continue manufacturing the AIPS according to the Specifications; or (b) modify them to make them non-infringing. MDI agrees to and shall protect, defend, indemnify and hold harmless Lab Vision from any and all actual or threatened claims, actions, costs, expenses and damages, including attorney's fees and expenses arising out of: (i) any actual or alleged patent, trademark or copyright infringement in the Specifications; and (ii) any breach of the terms set forth in this Schedule 1. In no event will MDI settle or compromise any third party claims against Lab Vision without Lab Vision's written consent. The foregoing shall survive termination of the Agreement.

SCHEDULE 2

AIPS Sales Terms

I. ORDERING AND DELIVERY. Subject to the terms and conditions set forth in this Agreement and its attachments, Lab Vision shall sell to MDI, and MDI shall purchase from Lab Vision, at least fifty (50) AIPS (for purposes of this Schedule 2, the "Products"). This amount is not inclusive of the number of Products Lab Vision may purchase from MDI. The applicable pricing of Products is as set forth in Section 2 of the Agreement. MDI shall issue purchase orders by telephone, facsimile, mail or electronic means. Orders for Products may be cancelled up until the time of shipment to MDI; provided that MDI agrees to reimburse Lab Vision for any out-of-pocket costs incurred by Lab Vision as a result of any order cancellation. Return of Products, once shipped, is subject to Lab Vision's Returned Goods Policy as it may exist from time to time. Lab Vision shall make reasonable efforts to deliver Products on or before the delivery date requested in MDI's order or as soon as possible thereafter. Unless otherwise provided in the Agreement, all prices hereunder are F.O.B. shipping point. Unless otherwise agreed by the parties in writing, delivery of Products to any carrier constitutes delivery to MDI; thereafter, regardless of shipping terms or freight payment, all risk of loss or damage in transit shall be borne by MDI. Any shipments or portions thereof not in dispute shall be paid for when due regardless of other disputes relating to other delivered or undelivered Products. Delay in delivery of any installment shall not relieve MDI of its obligations to accept remaining deliveries. Method and route of shipment shall be at the discretion of Lab Vision unless MDI shall timely and reasonably specify otherwise; any additional expense of any method or route of shipment so specified by MDI shall be borne entirely by MDI. Unless specifically included in writing in the pricing quote related to this Agreement, MDI shall pay all taxes incurred hereunder. No shipping containers may be returned to Lab Vision unless such return is accepted in advance by Lab Vision in writing and unless all return freight is prepaid by MDI.

II. PAYMENT TERMS. Payment in full is due thirty (30) days after the date of delivery or invoice, whichever is earlier. Delays or deferments of delivery, for any reason, whether or not at the request of MDI, shall not extend the terms of payment. Lab Vision will charge interest at the lesser of 18% per annum or the highest rate permitted by applicable law on all past due invoiced amounts. Interest on the outstanding balance shall accrue from the due date until full payment is received. In the event any invoice is not paid when due, Lab Vision may withhold all shipments of Products to MDI until MDI's account is paid is full. Unless MDI gives written notice to Lab Vision challenging the accuracy of an invoice within sixty (60) days of the date of such invoice, MDI shall be deemed to have waived any right to challenge the accuracy of such invoice and demand credit or an adjustment.

III. CLAIMS. MDI shall inspect all Products immediately upon arrival and, if applicable, immediately file with the delivering carrier written claims for any loss or damage during transportation and require the carrier to make a "damage" or "shortage" notation on MDI's and the carrier's copies of the freight bill; Lab Vision must also be

notified immediately in writing of any such claims. All other claims must be made in writing to Lab Vision within ten (10) days after receipt of the Products. MDI's failure to give such notice with respect to a shipment within the time required shall constitute unqualified acceptance of such shipment, and shall constitute a waiver of all such claims by MDI. Lab Vision shall not be responsible or liable for any damage to the Products or other property due to improper storage or handling prior to installation and start-up. MDI shall provide the carrier and Lab Vision with an opportunity to inspect all Products with respect to which a claim is made, either at MDI's or Lab Vision's premises. All shipping containers and packing materials must be retained by MDI for the inspection. Lab Vision shall not credit MDI for any Products returned to Lab Vision, or for any costs incurred by MDI for the repair thereof, as the case may be, without Lab Vision's prior written consent thereto, nor shall Lab Vision be responsible for any such Products, the risk of loss of which shall be on MDI.

IV. **WARRANTIES.** For a period of one year from the date of purchase, Lab Vision warrants to MDI that each of the Products manufactured by Lab Vision pursuant to this Agreement (a) will meet UL/CE mark requirements and be labeled with such mark, (b) will be manufactured in substantial conformance with the specifications therefore supplied by MDI; and (c) will be free from defects in workmanship under normal use and service at the time of shipment. Each product will contain appropriate Quality Assurance/FDA certifications and Lab Vision will provide evidence of same with each system shipped. The third party costs for UL/CE/FDA mark testing and certification for the AIPS will be shared by Lab Vision and MDI. FDA approvals for specific tests specified by MDI will be handled by MDI at its own cost and expense. Lab Vision's obligation in this Section IV is limited, however to the cost of replacing any defective Product parts. Lab Vision's warranty hereunder applies only to Products that are properly installed, operated and maintained in accordance with the applicable instructions and operating manuals and under normal conditions, safe operating procedures and proper supervision. Notwithstanding anything to the contrary herein, Lab Vision makes no warranty and shall have no obligation with respect to damage or defects caused by or resulting from accident, negligence, misuse, or improper or unauthorized installation, operation, maintenance, storage, alterations or repairs of or to Products. **THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS, OBLIGATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AND LAB VISION EXPRESSLY DISCLAIMS AND EXCLUDES ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LAB VISION DOES NOT ASSUME, OR AUTHORIZES ANY PERSON TO ASSUME ON ITS BEHALF, ANY OTHER WARRANTY OR OBLIGATION.**

V. **EXCLUSION OF CONSEQUENTIAL DAMAGES AND DISCLAIMER OF LIABILITY.** Lab Vision's liability with respect to breaches of warranty shall be limited as provided in paragraph IV hereof. With respect to other breaches of this Agreement, Lab Vision's liability shall in no event exceed the price paid for the Product or unit or component thereof upon or with respect to which the claim is based. **LAB VISION SHALL NOT BE SUBJECT TO AND DISCLAIMS: (i) ANY OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF BREACH OF**

CONTRACT OR OF WARRANTY, (ii) ANY OBLIGATIONS WHATSOEVER ARISING FROM TORT CLAIMS (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE AND STRICT LIABILITY) OR ARISING UNDER OTHER THEORIES OF LAW WITH RESPECT TO PRODUCTS SOLD OR SERVICES RENDERED BY LAB VISION, OR ANY UNDERTAKINGS, ACTS OR OMISSIONS RELATING THERETO, AND (III) ALL CONSEQUENTIAL, INCIDENTAL, INDIRECT AND CONTINGENT DAMAGES WHATSOEVER (REGARDLESS OF WHETHER LAB VISION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES).

VI. MDI'S REPRESENTATION. MDI represents and warrants that neither it, any of its subsidiaries or affiliated businesses, nor any officers, directors, or other key personnel of same, have been (a) convicted or threatened with conviction of any health care related offense, whether state or federal, or (b) been or threatened with being debarred, excluded, or otherwise listed or rendered ineligible for participation in any federal or state healthcare program, as that term is defined by 42 USC §1320a-7b(f) by any state or federal agency (collectively referred to herein as being "Excluded"). If MDI, any of its subsidiaries or affiliated businesses, or any officers, directors, or other key personnel of same, are Excluded or otherwise receive from authorities a notice of intent to Exclude from federal or state healthcare program participation, MDI shall immediately notify Lab Vision of the same in writing within forty-eight (48) hours. Upon notice of same, Lab Vision shall have the right to immediately terminate this Agreement in its sole discretion without cost or penalty. In the event MDI breaches or otherwise fails to comply with any provision of this Section, MDI hereby agrees to defend, indemnify and hold Lab Vision harmless from and against any loss, claim, suit, expense or obligation arising out of or resulting from any such breach or noncompliance, including, but not limited to, sanctions, penalties, or fines incurred under the federal Civil Monetary Penalty Law (Section 1128A of the Social Security Act), the Health Insurance Portability and Accountability Act of 1996 or the Balanced Budget Act of 1997.

SCHEDULE 3

AIPS Purchase Terms

1. **PRODUCT.** The Products covered by this Agreement are those products described in Section 3 of the Agreement, as well as any improved or updated versions thereof, together with instructions, accessories, parts and components necessary for their maintenance and repair ("Products"). MDI represents and warrants that spare parts necessary for the operation and repair of Products furnished hereunder, if any, shall be available to Lab Vision and its customers for a period of five (5) years after the date of Lab Vision's invoice for such Products. MDI shall provide required Material Safety Data Sheets for any Product containing hazardous chemicals as required by Federal, state or local law.

2. **GRANT OF RIGHTS.** MDI hereby appoints Lab Vision and Lab Vision accepts the appointment as the exclusive distributor of the Products in the Lab Vision Exclusive Market. Except for the MDI Exclusive Market, Lab Vision has the nonexclusive right to sell and distribute the Products into all other markets.

3. **ORDERS; VOLUME.** Lab Vision shall make purchases by submitting firm purchase orders to MDI. Lab Vision's estimated sixty (60) month purchase volume is 25 AIPS; however, MDI's sole and exclusive remedy for Lab Vision's failure to purchase the estimated volume shall be the termination of the exclusivity provision of this Agreement, provided that such termination shall be effective only at the end of the calendar year following the expiration of the estimated purchase forecast period.

4. **SHIPPING AND DELIVERY.** Upon submission of a firm purchase order, MDI shall transfer title to the ordered Products to Lab Visions. Any shipments by MDI required hereunder shall be F.O.B. Destination, freight prepaid, and MDI shall ship Products to Lab Vision or Lab Vision's customers, at Lab Vision's election, via a carrier selected by Lab Vision. MDI agrees that time is of the essence regarding its delivery of Products. On the termination of this Agreement, MDI shall continue to honor Lab Vision's orders for Products up to the effective date of termination and for a period of sixty (60) days thereafter.

5. **SALES AND MARKETING SUPPORT.** MDI shall provide technical support to Lab Vision 's sales personnel and customers, and promptly provide to Lab Vision such additional technical information developed or acquired by MDI from time to time as may reasonably be expected to be of assistance to Lab Vision in fulfilling its obligations hereunder. MDI shall provide at its own expense a toll free long distance telephone service for sales and customer support. MDI shall provide, at its expense, reasonable quantities of such instruction manuals and point of sale literature as may, from time to time, be requested by Lab Vision for use in connection with the marketing, sale and distribution of the Products. Subject to Lab Vision 's prior written approval, Lab Vision's name may be incorporated in MDI's advertising literature intended for distribution by Lab Vision's sales representatives. If requested to do so by Lab Vision, MDI shall

furnish Lab Vision with suitable copy and photographs for use by Lab Vision in cataloging the Products.

6. PRICE AND PAYMENT TERMS. Payment in full is due thirty (30) days after the date of delivery or invoice, whichever is earlier.. Lab Vision shall be entitled to resell Products on such terms as it may, in its sole discretion, determine, including without limitation price, returns, credit and discounts.

7. WARRANTY; INSURANCE; INDEMNITY.

Warranty. MDI warrants that the Products will conform to the specifications set forth in MDI's product literature and Exhibit A; that they will comply and be designed, manufactured, packaged, sterilized (if applicable), labeled and, where applicable, shipped by MDI in compliance with all applicable federal, state and local laws, orders, regulations and standards; and that they will be merchantable and fit for their intended purpose. All Products shall include MDI's warranty statement containing the customer's warranty. All MDI Products shall be warranted to Lab Vision's customer against defects in materials, design and workmanship, including parts and labor, under normal use. MDI warrants that the Products have been thoroughly tested before shipment and that, if applicable, they are free of mechanical and electrical defects. The warranty period becomes effective at the earlier of installation or fifteen (15) days from date of shipment to the Lab Vision's customer. Lab Vision shall request customers to present reasonably acceptable documentation verifying the effective warranty date.

Insurance. MDI agrees to procure and maintain on an occurrence form basis product liability insurance with respect to the Products with insurer(s) having Best's rating(s) of A- or better, naming Lab Vision as an additional insured (Broad Form Vendors Endorsement), with minimum limits in each case of $3 million. MDI shall promptly furnish to Lab Vision a certificate of insurance and renewal certificates of insurance evidencing the foregoing coverages and limits. The insurance shall not be canceled, reduced or otherwise changed without providing Lab Vision with at least ten (10) days prior written notice.

Indemnity. MDI agrees to and shall protect, defend, indemnify and hold harmless Lab Vision from any and all claims, actions, costs, expenses and damages, including attorney's fees and expenses arising out of: (i) any actual or alleged patent, trademark or copyright infringement in the design, composition, use, sale, advertising or packaging of the Products; (ii) any breach of the representations or warranties set forth herein; and (iii) the sale or use of the Products where such liability results from the act or omission of MDI (whether for breach of warranty, strict liability in tort, negligence or otherwise).

8. REPRESENTATIONS. The Office of Inspector General ("OIG") Special Advisory Bulletin on the Effect of Exclusions on Participation in Federal Health Care Programs clarifies the OIG's sanction authority to impose civil money penalties and deny reimbursement under federal health care programs of any and all products or services if products or services are provided by an excluded entity. (Federal Register, September 30, 1999, Vol. 64, No. 189, pp. 52791-52794.) The OIG Special Advisory Bulletin

specifically provides that "items or equipment sold by an excluded manufacturer or distributor, used in the treatment of beneficiaries and reimbursed, directly or indirectly, by a federal health care program violate the OIG's exclusion." MDI represents and warrants that neither it, any of its subsidiaries or affiliated businesses, nor any officers, directors, or other key personnel of same, have been (a) convicted or threatened with conviction of any health care related offense, whether state or federal, or (b) been or threatened with being debarred, excluded, or otherwise listed or rendered ineligible for participation in any federal or state healthcare program, as that term is defined by 42 USC §1320a-7b(f) by any state or federal agency (collectively referred to herein as being "Excluded"). If MDI, any of its subsidiaries or affiliated businesses, or any officers, directors, or other key personnel of same, are Excluded or otherwise receive from authorities a notice of intent to Exclude from federal or state healthcare program participation, MDI shall immediately notify Lab Vision of the same in writing within forty-eight (48) hours. Upon notice of same, Lab Vision shall have the right to immediately terminate this Agreement in its sole discretion without cost or penalty. In the event MDI breaches or otherwise fails to comply with any provision of this Section, MDI hereby agrees to defend, indemnify and hold Lab Vision harmless from and against any loss, claim, suit, expense or obligation arising out of or resulting from any such breach or noncompliance, including, but not limited to, sanctions, penalties, or fines incurred under the federal Civil Monetary Penalty Law (Section 1128A of the Social Security Act), the Health Insurance Portability and Accountability Act of 1996 or the Balanced Budget Act of 1997.

SCHEDULE 4

Software Purchase Terms

Any and all license fees payable into perpetuity applicable to the Software or Software IP are included in the invoice price paid by Lab Vision. MDI shall provide Lab Vision with a reasonable amount materials (e.g., user manuals), for the use and servicing of the Software (the "User Materials"). Notwithstanding the fact that the Software IP shall be the sole property of Lab Vision, MDI shall keep a reasonable number of copies of the object and source code of the Software (but not more than three copies) for backup purposes only, subject to all confidentiality provisions of the Agreement. If the Software, Software IP or User Materials supplied by MDI is likely to become the subject of a claim of infringement of a copyright, patent or other proprietary right, upon the election of Lab Vision, MDI shall, at its sole expense, either (a) procure for the Lab Vision the right to continue using the Software, Software IP or User Materials; (b) modify them to make them non-infringing; or (c) substitute other software of similar capability. If a claim is made or threatened that the Software, Software IP or User Materials constitute an infringement of a copyright, patent or other proprietary right, MDI shall indemnify, defend and hold harmless Lab Vision and shall pay all damages and costs incurred by Lab Vision as a result thereof, including attorneys fees and investigatory expenses. In no event will MDI settle or compromise any third party claim without Lab Vision's written consent. The foregoing shall survive termination of the Agreement.

SCHEDULE 5

Antibody Purchase Terms

1. **Supply and Exclusivity.** Lab Vision hereby agrees to supply the Antibodies (for purposes of this Schedule 5, the "Products") directly to MDI for further manufacturing into MDI's products for sale worldwide. MDI shall use, repackage, reprocess or incorporate the Products into one or more products ("Finished Products") developed, manufactured, distributed or sold by MDI and shall not resell, either directly or indirectly (for example, through a distributor), the Product without first repackaging, reprocessing or incorporating same into Finished Products. During the term of the Agreement MDI will not purchase Products or products substantially similar to the Products from any person or entity other than Lab Vision.

2. **Terms.** The price that Lab Vision shall charge to MDI for the Product shall be as set forth in Section 5 of the Agreement. MDI shall pay Lab Vision for the Product within thirty (30) days after MDI receives a shipment of the Product or an invoice, whichever is earlier. MDI will provide to Lab Vision a twelve-month rolling forecast to be updated annually (the "Forecast") showing anticipated Product purchases by month for the first Contract Year and by year for the following Contract Years. Lab Vision will use its commercially reasonable efforts to deliver (F.O.B. origin) the Product as forecast to MDI within thirty (30) days of receipt of a Purchase Order. All non-forecast product will be delivered within 120 days of receipt of MDI's Purchase Order; provided, however Lab Vision also will use its commercially reasonable efforts to meet the thirty (30) day delivery date for any portion of a Purchase Order that is no more than 150% in excess of the Forecast. Unless agreed otherwise, Lab Vision shall insure all shipments and add the cost of the insurance to the invoice. The Product delivered by Lab Vision will materially conform to Lab Vision's stated specifications (the "Specifications"). Each Product delivery shall come with a certificate of analysis prepared by Lab Vision demonstrating conformity with the Specifications.

3. **Failure to Supply.** Lab Vision will promptly notify MDI if it is unable, for any reason, to supply Product in the quantities, or on the delivery dates, specified in any Purchase Order. If Lab Vision fails to supply Product to meet the terms of a Purchase Order for a period of sixty (60) or more consecutive days (that is, for a total of ninety (90) days following receipt of such Purchase Order) subject to any event of the force majeure, MDI may, at its option: (i) continue to receive an allocated portion of the quantities of such Product and/or require Lab Vision to supply the undelivered portion of such Product at a future date agreed upon by the parties; or (ii) request that Lab Vision have Product manufactured by a third party of Lab Vision's choosing to meet the amount that Lab Vision is unable to supply; or (iii) terminate the order.

4. **Changes to Product.** If Lab Vision elects to change the Product and/or the Specifications, it will notify MDI and allow MDI six (6) months to analyze such change, and Lab Vision will implement such changes only following MDI's written approval thereof.

5. **Representations and Warranties.** **EXCEPT AS SPECIFICALLY STATED BELOW, LAB VISION IS PROVIDING THE PRODUCT TO MDI "AS-IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE**: (a) the Product substantially conforms with the Specifications; and (b) the manufacture processes of Lab Vision do not infringe upon any third party patents or other intellectual property rights. Any alteration, change, or modification to or

repair made on the Product by any party other than Lab Vision shall void any warranty extended by Lab Vision under this Agreement. MDI represents and warrants to Lab Vision that: (y) MDI has the full legal right to enter into the Supply Agreement; and (z) MDI's use and sale of the Finished Products do not infringe any third party patents or other intellectual property rights.

6. **Indemnification**. MDI hereby agrees to indemnify, defend and hold Lab Vision and its officers, directors and employees harmless from and against any and all damages, losses, liabilities and expenses which Lab Vision may incur or suffer, including without limitation, reasonable attorneys' fees, arising from the use or the misuse by MDI of the Product arising out of or resulting from: (i) MDI's breach of any representation, warranty or guarantee set forth in Section 5 above; (ii) MDI's default in the performance of its obligations under this Schedule 5; or (iii) any third party claims or suits made or brought against Lab Vision with regard to any Product sold by MDI. Lab Vision shall defend, indemnify and hold MDI harmless from and against any liability, damage, loss, cost or expense, including reasonable attorney and other legal fees, arising out of or resulting from: (i) Lab Vision's breach of any representation, warranty or guarantee set forth in Section 5 above; or (ii) Lab Vision's default in the performance of its obligations under this Schedule 5.

7. **Limitation of Liability**. MDI shall notify Lab Vision of any claim relating to Product that does not conform to the Specifications or any shortage in quantity of any shipment of Product within sixty (60) days of receipt of such shipment. Upon MDI's rejection and confirmation that (a) a shortage exists, (b) the subject Products do not conform to the Specifications, (c) the subject Products contain a manufacturing or Product defect, or (d) Lab Vision has failed to satisfy any of its responsibilities under this Agreement with respect to such Product, (a "Rejection Event"), as MDI's sole and exclusive remedy in the event of a Rejection Event, Lab Vision shall (x) replace Product or make up the shortage within thirty (30) days of receiving notice of the Rejection Event and (y) make arrangements with MDI for the return or destruction of any rejected Product, such return shipping charges or costs of destruction to be paid by Lab Vision.

SCHEDULE 6

Autostainer Marketing Terms

I. MDI represents and warrants that (a) all sales by it and its employees, agents and contractors hereunder will be made pursuant to terms approved in advance and in writing by Lab Vision; and (b) neither it nor its employees, agents and contractors will execute any agreements, make any offers, or otherwise bind Lab Vision to terms (including any warranties) other than those approved in advance by Lab Vision. MDI agrees to and shall protect, defend, indemnify and hold harmless Lab Vision from any and all actual or threatened claims, actions, costs, expenses and damages, including attorney's fees and expenses arising out of any breach of the foregoing. In no event will MDI settle or compromise any third party claims against Lab Vision without Lab Vision's written consent. The foregoing shall survive termination of the Agreement.

II. Any amounts earned hereunder by MDI shall be paid within forty-five (45) days after the end of the calendar year in which it is earned; provided however, that Lab Vision may, at its option, off-set such amounts, if any, against any amount owing to Lab Vision. MDI shall have ninety (90) days from the date on which payment is made to file any notice or complaint in connection with such payments or non-payment. MDI's failure to give such notice with respect to such rebate within such time shall constitute unqualified acceptance of such payments (or non-payment) and shall constitute a waiver of any claim to the contrary by MDI.

SCHEDULE 7

MUTUAL NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is made

BETWEEN & AMONG:

LAB VISION CORPORATION (hereinafter also referred to individually as "LV" or the "Party")

-and-

MOLECULAR DIAGNOSTICS, INC. (hereinafter also referred to individually as "MDI" or the "Party")

WHEREAS:

1. LV has and/or shall provide MDI with Confidential Information (as defined herein) relating to the use of LV's proprietary technologies in connection with the "Permitted Purpose" described below; and
2. MDI and LV (hereinafter collectively referred to as the "Parties") wish to protect the confidentiality of such Confidential Information; and

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree and covenant as follows:

1. Definitions

(a) For the purposes of this Mutual Non-Disclosure Agreement ("Agreement"), "Permitted Purpose" means the manufacture and or development, sale and purchase of the certain systems, software, antibodies and autostainers described in the Strategic Alliance Agreement between the Parties to which this Agreement is a part.

(b) For the purposes of this Agreement, "Confidential Information" means any data or information of LV, whether oral, written or otherwise recorded, that is non-public, confidential or proprietary in nature. Confidential Information shall include, but not be limited to: any scientific, computer or other technical information, technology, research, design, idea, process, procedure, formula or improvement, or any portion or phase thereof; information relating to any current or proposed products, services, methods, businesses or business plans, marketing, pricing, distribution and other business strategies; lists of, or any other information relating to, any customers, suppliers, dealers, agents or employees and the relationships therewith; and any financial information relating to any of the foregoing. Notwithstanding anything else in this Agreement, any information relating to LV' proprietary technologies shall be deemed to be Confidential Information transmitted or received under this Agreement and subject to the restrictions herein.

2. Disclosure

The MDI agrees to maintain all Confidential Information, whether disclosed before, on or after the Effective Date hereof, in confidence and use it solely for purposes of performance of the Permitted Purpose. Except as specifically provided below, in no event will MDI disclose any Confidential Information to any third parties unless approved by LV in advance in writing and subject to the execution by such third party of a confidentiality agreement acceptable to LV.

In effectuating the Permitted Purpose, LV may disclose Confidential Information, either directly by verbal, written, or electronic communications, or indirectly by permitting employees, associates or agents of MDI to observe various operations, processes, strategies or methods conducted or used by LV. Any such disclosure made by LV will be made upon the basis of the confidential relationship between the Parties and upon MDI's agreement that, unless specifically authorized in writing by LV, MDI will:

(a) not disclose any portion of any Confidential Information to any person except those employees or representatives of MDI with a specific need to know such Confidential Information for the Permitted Purpose;

(b) advise each such employee or representative before he or she receives direct or indirect access to such Confidential Information of the obligations of MDI under this Agreement, and ensure that each such person to whom Confidential Information is thus disclosed enters or has entered a written confidentiality agreement which extends MDI's obligations hereunder to such person;

(c) take strict precautions, at a minimum those as MDI affords its own confidential information of a similar nature, to safeguard and protect from direct or indirect disclosure to any other person or entity all Confidential Information disclosed by LV to or otherwise received by MDI, but in no event shall such precautions be less than reasonable under the circumstances;

(d) immediately return to LV or, upon LV's request, destroy all tangible materials concerning Confidential Information, including but not limited to memoranda, notes, reports, agreements, documents, drawings, hardware, disks and tapes, as well as all copies or extracts thereof, whether such material was made or compiled by MDI or furnished by LV; and

(e) in the event of an unauthorized disclosure of Confidential Information hereunder, MDI shall immediately, and at its sole expense, (i) notify LV in writing of such unauthorized disclosure, stating the Confidential Information disclosed, to whom it was disclosed, the time and date of disclosure and all other relevant facts and circumstances of the disclosure; and (ii) take all steps reasonably necessary to rectify the effect of the unauthorized disclosure, including, but not limited to, demanding the return or destruction of the Confidential Information disclosed, entering into a nondisclosure agreement with all parties receiving the Confidential Information having terms substantially the same as this Agreement; and cooperating with LV to determine the damage, if any, that has or may result from the unauthorized disclosure.

3. <u>Exceptions</u>

The foregoing obligations of MDI shall not apply to Confidential Information as to which MDI has documentary evidence that indicates, to LV's satisfaction:

(a) that the Confidential Information has become publicly known through no act of MDI;

(b) that the Confidential Information was in the legitimate possession of MDI prior to disclosure hereunder;

(c) that the Confidential Information has been approved for disclosure by express written approval of LV; or

(d) that MDI is obligated to disclose the Confidential Information to a judicial or government order.

Notwithstanding anything to the contrary herein, in the event MDI believes that any information disclosed hereunder would constitute Confidential Information but for application of subsections (a), (b) or (d) above, MDI shall notify LV of such belief and the reasons and/or evidence at least five (5) business days prior to disclosure thereof (unless sooner disclosure is required by any judicial or government order, in such case the notice, reasoning and evidence shall be provided to LV as soon as possible to allow it an opportunity to oppose such disclosure order).

4. No License

This Agreement shall not be construed as granting or conferring to MDI any rights by license or otherwise in any Confidential Information. All right, title and interest in and to all Confidential Information or other property furnished to MDI, and all modifications, improvements or additions thereto by MDI, shall remain with or otherwise belong to LV. MDI shall not use or copy any Confidential Information of the other party except strictly in accordance with the Permitted Purpose or as may be otherwise approved in advance in writing by LV.

5. Equitable and Other Remedies; Responsibility

Each Party acknowledges that a breach of any of the foregoing provisions will cause LV irreparable damage and injury that will not be compensable by monetary damages alone and, accordingly, that LV shall, in addition to all other available legal or equitable remedies, be entitled to injunctive relief against such breach or threatened breach by MDI, or to specific performance of this Agreement. Each Party consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages and without necessity of posting a bond in cash or otherwise. In the event LV does apply for such an injunction, MDI shall not raise as a defense thereto that LV has an adequate remedy at law.

6. Survival of Obligations

The obligations of the Parties shall survive the termination of the association between them, regardless of the manner of such termination. The Parties acknowledge and agree that the recitals to this Agreement are true and complete.

7. Term and Effective Date

The Term of this Agreement shall continue from the effective date of the Strategic Alliance Agreement , which shall be deemed the date by which all of the Parties hereto have executed this

Agreement (the "Effective Date") until such time as the Parties mutually agree to terminate the Agreement.

8. Governing Law

This Agreement shall be governed by the laws of the State of California. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and federal courts having jurisdiction over Alameda County, California, for a resolution of all disputes arising in connection with the interpretation, construction, and enforcement of this Agreement, and hereby waives the claim or defense therein that such courts constitute an inconvenient forum.

9. Other Agreements

(a) This Agreement contains the entire understanding of the parties relative to the protection of Confidential Information, and replaces, amends and restates, except as specifically provided herein, any prior agreements regarding the Confidential Information in their entirety.

(b) No modification or addition to any provision hereof shall be binding on the parties unless it is in writing, specifically references this Agreement and is signed by all of the Parties.

(c) This Agreement shall control in lieu of and notwithstanding any specific terms contained in any legend or statement associated with any particular Confidential Information exchanges, and the duties of the Parties shall be determined by the terms and conditions set out herein. In the event of any inconsistency between this Agreement and the terms of an existing contract between the Parties with respect to the Permitted Purpose, the terms of this Agreement shall take precedence over such contract to the extent of the inconsistency as permitted by Law.

10. Counterparts.

This Agreement may be executed in counterparts all of which when taken together shall constitute one single agreement between the Parties with the same force and effect as if all Parties had signed the same document.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the dates referenced below.

LV:	MDI:
By:	By:
Signature: [signature]	Signature:
Name: [illegible]	Name:
Title: President	Title:
Date: Nov 2, 2004	Date:

~~to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004. Except as expressly required by law, Molecular Diagnostics undertakes no obligation to publicly update or revise any forward-looking statements contained herein.~~

LV:	**MDI:**
By:	By:
Signature:__________	Signature: [signature]
Name:__________	Name: Peter P. Gombrich
Title:__________	Title: Chairman & Exec VP
Date:__________	Date: 10/27/04